     As filed with the Securities and Exchange Commission on June 13, 1995

                                                       Registration No. 33-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549
                              ____________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________
                               BOSTON GAS COMPANY
             (Exact name of registrant as specified in its charter)
          MASSACHUSETTS                                  04-1103580
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

        ONE BEACON STREET, BOSTON, MASSACHUSETTS 02108, (617) 742-8400 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              ____________________
                                  J.F. Bodanza
                      Senior Vice President and Treasurer
                               Boston Gas Company
                               One Beacon Street
                          Boston, Massachusetts  02108
                                 (617) 742-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
      David B. Walek, Esq.             Donald R. Crawshaw, Esq.
      Ropes & Gray                     Sullivan & Cromwell
      One International Place          125 Broad Street
      Boston, Massachusetts  02110     New York, New York  10004
                              ____________________

        Approximate date of commencement of proposed sale to the public:
 From time to time or at one time after the effective date of this Registration
                                   Statement.
                              ____________________

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]


  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                              ____________________
                        CALCULATION OF REGISTRATION FEE

====================================================================================================
Title of each class of  |  Amount to   |   Proposed maximum   |   Proposed maximum   |   Amount of
   securities to be     |      be      |  offering price per  |  aggregate offering  |  registration
      registered        |  registered  |     share (1)(2)     |     price (1)(2)     |      fee
- ----------------------------------------------------------------------------------------------------
                        |              |                      |                      |
Debt Securities         | $100,000,000 |        100%          |     $100,000,000     |   $34,482.76
====================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Or, if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price equal to $100,000,000.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to completion, dated June 13, 1995

                                  $100,000,000

                               [BOSTON GAS LOGO]

                                Debt Securities

                                 -------------

     Boston Gas Company (the "Company") from time to time may offer and sell its debt securities in one or more series in an aggregate principal amount not to exceed $100,000,000 (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The specific designation, aggregate principal amount, denominations, maturity, premium (if any), interest rate, time of payment of any interest, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, the initial public offering price and certain other terms of and in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (each a "Prospectus Supplement"). In addition, all or a portion of the Debt Securities may be issued in permanent global form.

     The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution." Such underwriters may include Salomon Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation and/or J.P. Morgan Securities Inc. or may be a group of underwriters represented by them or other firms. Such firms may also act as agents. The Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Debt Securities and any applicable commissions or discounts.

                                   --------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

                 THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE
                  SALES OF DEBT SECURITIES UNLESS ACCOMPANIED
                          BY A PROSPECTUS SUPPLEMENT.

                                   --------

                 The date of this Prospectus is June 13, 1995

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby and thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Debt Securities offered hereby. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to such Registration Statement and to the exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, each heretofore filed with the Commission pursuant to the 1934 Act, are hereby incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to J. L. Miller, Esq., General Counsel, Clerk and Secretary, Boston Gas Company, One Beacon Street, Boston, Massachusetts 02108, phone (617) 742-8400.

     The Company does not prepare annual or quarterly reports for shareholders and no such reports will be furnished to holders of Debt Securities.

                              SUMMARY INFORMATION


     The following summary information is qualified in its entirety by the information appearing elsewhere in this Prospectus and in the documents, financial statements and information incorporated by reference in this Prospectus.

                                  THE OFFERING
 Issuer.......................................................Boston Gas Company
 Securities Offered....................$100,000,000 of unsecured Debt Securities
 Use of Proceeds................Financing of capital expenditures and payment of obligations incurred in connection therewith,
                                and other general corporate purposes, which may
                                include the refinancing of outstanding
                                indebtedness.

                                  THE COMPANY

 Founded....................................................................1822
 Franchise area...............Boston and 73 additional Massachusetts communities
 Area served..................................................1,656 square miles
 Area population.......................................................2,335,000
 Employees...............................................................  1,700
 Sole Common Stockholder.....................................Eastern Enterprises

                        SUMMARY OF FINANCIAL INFORMATION
                             (Dollars in thousands)

                                            Twelve Months      Year Ended December 31,
                                                Ended      -------------------------------
                                           March 31, 1995     1994       1993       1992
                                           --------------  ---------  ---------  ---------

Operating Revenues.......................      $640,097     $660,158   $614,294   $594,330
Net Earnings Applicable to Common Stock..      $ 19,614     $ 25,222   $ 18,025   $ 27,303
Ratio of Earnings to Fixed Charges (A)...          2.29         2.69       2.40       3.07

                                           March 31, 1995
                                           --------------
Long-term obligations (excluding current
 portion)................................      $216,041
Variable term preferred stock............        29,237
Common stockholder's investment..........       216,589
                                               --------
 Total capitalization....................       461,867
                                               ========
Notes payable............................         9,000

- ---------------

Notes:
   (A) Ratios of Earnings to Fixed Charges for the years ended December 31, 1990 and 1991 were 2.23 and 2.13, respectively. Fixed charges include the financing costs of the Company's gas inventories which the Massachusetts Department of Public Utilities allows to be fully recovered through the Cost of Gas Adjustment Clause and which are reported in the Company's consolidated statement of earnings as cost of gas sold. Fuel financing costs were $2,329, $2,061, $1,532, $1,465, $1,611 and $2,274 for the twelve months ended March 31,
1995 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

                              OPERATING STATISTICS

                                                               Twelve Months         Year Ended December 31,
                                                                   Ended         -------------------------------
                                                              March 31, 1995       1994        1993        1992
                                                              --------------     -------     -------     -------

 Gas Sales and Transportation (Millions of Cubic
  Feet @ 1,000 B.T.U.)
 Firm:   Sales.............................................       76,173          81,716      82,907      78,918
         Transportation....................................       14,083          13,791      12,351       7,369
                                                                 -------         -------     -------     -------
         Total Firm Throughput.............................       90,256          95,507      95,258      86,287

 Non-Firm:  Sales..........................................       17,225          14,001      10,189      18,702
            Transportation.................................       26,139          34,919      39,304      27,270
                                                                 -------         -------     -------     -------
            Total Non-Firm Throughput......................       43,364          48,920      49,493      45,972

 Total Throughput..........................................      133,620         144,427     144,751     132,259
                                                                 =======         =======     =======     =======

 Actual Billing Degree Days as a Percentage of Normal (B)..           91%            101%         99%        104%
 Average Number of Customers...............................      512,329         511,493     507,196     501,912
 Average Annual Firm Gas Use per Customer (MCF)............          176             187         188         172
- --------------

Notes:
   (B) Normal Billing Degree Days represent the difference between 65 degrees and the 20 year average of Boston temperatures adjusted for the current year's meter reading schedule.

                                  THE COMPANY

     The Company is engaged in the distribution, sale and transportation of natural gas to residential, commercial and industrial customers in its service area, which includes the City of Boston, Massachusetts, and 73 other eastern Massachusetts communities. The Company has been in business for 173 years and is the second oldest gas company in the United States. The Company's principal executive offices are located at One Beacon Street, Boston, Massachusetts
 02108 and its telephone number is (617) 742-8400. Since 1929 all of the common stock of the Company has been owned by Eastern Enterprises ("Eastern"), headquartered in Weston, Massachusetts. Eastern is a Massachusetts voluntary association and its common stock is listed on the New York, Boston and Pacific stock exchanges. The Debt Securities offered hereby are not guaranteed by Eastern.

                                 RECENT DEVELOPMENTS

     In response to increasing competition in energy markets, the Company has initiated a comprehensive corporate reengineering project focused on improving customer service and lowering operating costs over the longer term. The Company expects to complete implementation of a new organizational structure designed to achieve these objectives by the end of 1995. The Company completed an early retirement offer to a group of employees in the second quarter of 1995 at a cost of $1.1 million, and expects that lower salary expense will offset this cost by the end of 1995. Certain details of the reengineering have not yet been determined and additional costs may be incurred. Such costs are expected to be offset over time by corresponding lower expenditures.

                                USE OF PROCEEDS

     The net proceeds from the sale of Debt Securities offered from time to time hereby will be used to finance capital expenditures and for the payment of obligations incurred in connection therewith, and for other general corporate purposes, which may include the refinancing of outstanding indebtedness including the Company's 8 3/4% Debentures due 2001 and the Company's 9% Debentures due 2001.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under the Indenture dated as of December 1, 1989 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Original Trustee"). On November 18, 1992, the Company and the Original Trustee entered into an Agreement of Resignation, Appointment and Acceptance with The First National Bank of Boston pursuant to which the Company appointed The First National Bank of Boston (the "Trustee") as successor Trustee under the Indenture and the Original Trustee assigned, and the Trustee accepted, all rights, powers, duties and trusts of the Original Trustee under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Certain terms defined in the Indenture are capitalized herein. Particular section numbers refer to sections in the Indenture.

 GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the Debt Securities offered thereby for the following terms thereof, among others: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the person to whom any interest on the Debt Securities shall be payable if other than the registered holder; (4) the date or dates on which the principal of the Debt Securities will be payable; (5) the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined; (6) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined and the date on which payment of any such interest will be payable and the Record Dates for such interest payment dates; (7) the place or places where the principal of, and premium (if any) and interest on Debt Securities of the series shall be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem, repay, or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (10) whether the provisions of the Indenture under "Defeasance" will not be applicable to the Debt Securities; (11) whether any of the Debt Securities are to be issuable in temporary or, in whole or in part, permanent global form; (12) any additional restrictive covenants included for the benefit of Holders of the Debt Securities; (13) any additional Events of Default with respect to the Debt Securities; and (14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Sections 301 and 901)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of, and any premium (if any) or interest on, the Debt Securities will be payable and the Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the Trustee at 150 Royall Street, Canton, Massachusetts or at the office of the New York registrar and paying agent, BancBoston Trust Company of New York, 55 Broadway, New York, New York, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002)

     Unless otherwise indicated in any Prospectus Supplement relating thereto, the Debt Securities will be issued in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
 305) The Indenture also provides that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Permanent Global Securities."

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities and not described in this Prospectus will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" is defined in the Indenture as any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and during the continuation thereof. (Section 101)

 PERMANENT GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interest in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and like tenor of any authorized form and denomination. A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of, and any premium and interest on, such permanent global Debt Security, be treated as a holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto. (Section 204)

 RESTRICTIVE COVENANTS

   Limitations upon Liens.

     The Indenture provides that, so long as any of the Debt Securities of any series remain outstanding, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage on, pledge of, or other lien on or security interest in, any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Debt Securities shall be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured; except that this restriction does not apply to or prevent (a) the Indenture of First Mortgage from the Company to The National Shawmut Bank of Boston, as Trustee, dated as of September 1, 1971 (the "First Mortgage Indenture"), securing the Company's First Mortgage Bonds issued prior to the date of the Indenture, or any indenture supplemental to the First Mortgage Indenture subjecting any property to the lien thereof or confirming the lien thereof upon any property, whether owned before or acquired after the date of the Indenture; (b) mortgages on property existing at the time of acquisition of such property, whether by purchase, merger or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price thereof including the extension of any such mortgages to repairs, renewals, replacements, substitutions, betterment, additions, extensions and improvements then or thereafter made on the property subject thereto; (c) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of mortgages permitted by the foregoing clauses (a) and (b); (d) the pledge of any bonds at any time issued under any of the mortgages permitted by clauses (a), (b) and
 (c) above; or (e) Permitted Encumbrances. (Section 1004) "Permitted Encumbrances" includes, among other items, the pledge or assignment in the ordinary course of business of accounts receivable, or customers' installment paper, representing part or all of the purchase price of appliances or equipment. (Section 101)

   Limitation on First Mortgage Bonds.

     The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not issue any additional First Mortgage Bonds under the First Mortgage Indenture or any indenture supplemental thereto, except in connection with transfers, exchanges, replacements, substitutions or reissues of First Mortgage Bonds of any series issued by the Company prior to the date of the Indenture. (Section 1006)

 EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, and such failure has continued for 30 days;
 (b) failure to pay principal of, or premium, if any, on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment in respect of any Debt Security of that series when due, and such failure has continued for 30 days; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), and such failure has continued for 90 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series or portion of any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to such provisions for security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

     The Indenture requires the Company to furnish to the Trustee annually a statement as to whether there is a default in the performance or observance of certain covenants. (Section 1007)

 SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture provides that when, among other things, all Debt Securities not previously delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year and the Company deposits or causes to be deposited with the Trustee as trust funds in trust for the purpose an amount in money or the equivalent in U.S. Government Obligations (as defined) (or a combination thereof) sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity or Redemption Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Indenture and certain other obligations), and the Company will be deemed to have satisfied and discharged the Indenture. (Section 401)

 DEFEASANCE

     The Indenture also provides that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the Debt Securities of such series on its Stated Maturity in accordance with the terms of the Indenture and the Debt Securities of such series. (Section 1302)

     Under current income tax law, defeasance would likely be treated as a taxable exchange of such Debt Securities for interest in the defeasance trust. As a consequence a Holder would recognize gain or loss equal to the difference between the Holder's cost or other tax basis for such Debt Securities and the value of the Holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain and loss of the defeasance trust. Purchasers of Debt Securities should consult their own advisors with respect to the more detailed tax consequences to them of such defeasance, including the applicability and effect of tax laws other than Federal income tax law.

     The Prospectus Supplement relating thereto may further describe the provisions, if any, applicable to defeasance with respect to the Debt Securities of a particular series.

 MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby and 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of all series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment or principal of or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity (or, in the case of redemption, on or after the Redemption
 Date); or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.
 (Section 902)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series and 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of all series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Indenture. (Section 1008) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series of Debt Securities, except a default in the payment of the principal of or premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

 CONSOLIDATION, MERGER AND SALE OF ASSETS

     Nothing in the Indenture or in the Debt Securities of any series shall prevent the consolidation or merger of the Company with or into any other Person, or the merger into the Company of any other Person, or the sale by the Company of its property and assets as, or substantially as, an entirety, or otherwise, provided, however, that (i) any consolidation, merger, sale or transfer shall be on terms that fully preserve and do not impair the rights or powers of the Trustee or the Holders of the Debt Securities; (ii) (x) the corporation resulting from such consolidation,
 (y) any corporation other than the Company into which such merger shall be made, or (z) the corporation to which such property and assets shall be sold shall expressly assume the due and punctual payment of the principal of, and interest on, all the Debt Securities then outstanding and the performance and observance of all covenants and conditions of the Indenture on the part of the Company to be performed or observed, to the same extent that the Company is bound and liable; and (iii) certain other conditions are met. (Section 801)

 TRUSTEE

     The Trustee is The First National Bank of Boston which has from time to time and may continue to provide loans to the Company and its affiliates in the ordinary course of business.

                             PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to any Debt Securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase any Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time, any such concession not to be in excess of the discount received by the Agent from the Company unless otherwise specified in the applicable Pricing Supplement.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of any Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement relating thereto, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled to indemnification under agreements entered into with the Company against civil liabilities, including liabilities under the 1933 Act, or to contribution by the Company to payments they may be required to make in respect thereof.

                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities will be passed upon for the Company by Ropes & Gray, One International Place, Boston, Massachusetts, and for any Agents or Underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York. Proceedings before the Massachusetts Department of Public Utilities will be passed upon by J.L. Miller, Esq., General Counsel, Boston Gas Company, One Beacon Street, Boston, Massachusetts. In rendering their opinion, Sullivan & Cromwell will rely as to matters of Massachusetts law on Ropes & Gray and J.L. Miller, Esq.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 incorporated by reference herein have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses of the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission, are estimated (except as noted below) to amount to the following:

     Registration fee (actual).........................  $ 34,483
     Printing .........................................     7,500
     Legal services and expenses.......................    60,000
     Accounting fees and expenses......................    18,000
     Blue Sky fees and expenses........................     5,000
     Rating agency fees................................    62,500
     Charges of trustee, transfer agent and registrar..    35,000
     Miscellaneous.....................................     6,517
                                                         --------
       Total...........................................  $229,000
                                                         ========

Item 15.  Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the Massachusetts General Laws (made applicable to the registrant by Section 4 of Chapter 164) provides that indemnification of directors and officers of the registrant may be provided to the extent specified or authorized by its Articles of Organization or a By-law provision adopted by the stockholders.

     Section 9 of the Company's By-laws, provides as follows:

          "The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by an interested director or officer. In discharging his duty any such director or officer, when acting in good faith, may rely upon the books of account of the corporation or of such other organization, reports made to the corporation or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts selected with reasonable care by the board of directors or trustees, or upon other records of the corporation or of such other organization. Expenses, including counsel fees incurred with respect to any such action, suit or proceeding may be paid by the corporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that indemnification for such expenses is not authorized under this Section. The right of indemnification hereby provided shall not be exclusive of or affect any other right to which any director or officer may be entitled. As used in this Section, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law."

     Eastern Enterprises, the parent of the registrant, maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of their respective directors and officers, covering certain liabilities which may arise as a result of the actions or omissions of said directors and officers.

     The Agency Agreement provides that the agents thereunder will indemnify the registrant's directors, officers and controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

Exhibit
Number                      Description of Exhibit
- -------                     ----------------------
1.1.    --    Form of Agency Agreement.
4.1.    --    Form of Debt Security (included in Exhibit 4.3).
4.2.    --    Form of Floating Rate Note.
4.3.    --    Indenture dated as of December 1, 1989 between Boston Gas Company and The Bank of New York, as Trustee is incorporated herein by reference to the Registration Statement on Form S-3 of the
              Company (File No. 33-53858) filed on October 28, 1992.
4.4.    --    Agreement of Resignation, Appointment and Acceptance dated as of
              November 18, 1992 among Boston Gas Company, The Bank of New York, as Resigning Trustee, and The First National Bank of Boston, as
              Successor Trustee is incorporated herein by reference to the
              Registration Statement on Form S-3 of the Company (File No.
              33-53858) filed on October 28, 1992.
5.1.    --    Opinion of Ropes & Gray.
5.2.    --    Opinion of J.L. Miller, Esq.
12.1    --    Statement re Computation of Ratio of Earnings to Fixed Charges.
23.1.   --    Consent of Arthur Andersen, LLP.
23.2.   --    The consent of Ropes & Gray is contained in Exhibit 5.1.
23.3.   --    The consent of J.L. Miller, Esq. is contained in Exhibit 5.2.
24.1.   --    Power of Attorney.
25.1.   --    Statement of Eligibility of Trustee on Form T-1.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made of the securities registered hereby a post-effective amendment to this Registration
Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 13th day of June, 1995.


                                             Boston Gas Company


                                             By /s/ J.F. Bodanza
                                               -------------------------------
                                                J.F. Bodanza
                                                Senior Vice President and
                                                Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of June, 1995.


        Signature                                   Title
        ---------                                   -----

 /s/ C.R. Messer                        President (Principal Executive
- -------------------------------         Officer) and Director
    C.R. Messer


 /s/ A.J. DiGiovanni                    Senior Vice President and Director
- --------------------------------
   A.J. DiGiovanni


 /s/ J.F. Bodanza
- --------------------------------        Senior Vice President, Treasurer
    J.F. Bodanza                        (Principal Financial and Accounting
                                        Officer) and Director


 /s/ J.A. Ives
- --------------------------------        Director
    J.A. Ives

 /s/ R.R. Clayton
- --------------------------------        Director
    R.R. Clayton

 /s/ W.J. Flaherty
- --------------------------------        Director
    W.J. Flaherty

                                 EXHIBIT INDEX

Exhibit No.                        Description                             Page
- -----------                        -----------                             ----
1.1.   --   Form of Agency Agreement.
4.1.   --   Form of Debt Security (included in Exhibit 4.3).
4.2.   --   Form of Floating Rate Note.
4.3.   --   Indenture dated as of December 1, 1989 between Boston Gas Company and The Bank of New York, as Trustee is incorporated herein by reference to the Registration Statement on Form S-3 of the
            Company (File No. 33-53858) filed on October 28, 1992.
4.4.   --   Agreement of Resignation, Appointment and Acceptance dated as of
            November 18, 1992 among Boston Gas Company, The Bank of New York, as Resigning Trustee, and The First National Bank of Boston, as
            Successor Trustee is incorporated herein by reference to the
            Registration Statement on Form S-3 of the Company (File No.
            33-53858) filed on October 28, 1992.
5.1.   --   Opinion of Ropes & Gray.
5.2.   --   Opinion of J.L. Miller, Esq.
12.1   --   Statement re Computation of Ratio of Earnings to Fixed Charges.
23.1.  --   Consent of Arthur Andersen, LLP.
23.2.  --   The consent of Ropes & Gray is contained in Exhibit 5.1.
23.3.  --   The consent of J.L. Miller, Esq. is contained in Exhibit 5.2.
24.1.  --   Power of Attorney.
25.1.  --   Statement of Eligibility of Trustee on Form T-1.